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Exhibit 99—Press Release

         Theodore Tannebaum, Chairman, Not Expected to Continue Duties

        Responsibilities Assumed by Fellow Director, Taffy Williams, Ph.D.

        New Hope, Penn., February 26, 2002—Photogen Technologies, Inc. (Nasdaq: PHGN) has announced that it's Chairman, Theodore Tannebaum, is not expected to continue his duties as the Company's Chairman due to health problems. Pending selection of a new Chairman, the duties of that office will be assumed by Taffy Williams, Ph.D., a director and President and CEO of the Company since 2000.

        "Ted has been an ardent supporter of Photogen," said Dr. Robert Weinstein, a director of Photogen. "While we will miss his guidance, we are fortunate to have other highly qualified directors to assume his responsibilities. Dr. Williams has been intimately involved with setting the strategy and overseeing the operations of the Company."

        "Our recently announced cardiovascular imaging program continues to produce outstanding results," said Dr. Williams. "We are aggressively seeking additional capital to fund this important program."

        Photogen Technologies, Inc. is developing a platform of innovative products with current development programs in cardiovascular imaging and the diagnosis of cancer metastasizing to lymph nodes as well as the treatment of psoriasis, actinic keratosis and certain cancers.

        Statements in this release that are not strictly historical are "forward-looking" statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.

        Forward-looking statements involve known and unknown risks that may cause Photogen's actual results in the future to differ materially from expected results. These risks and uncertainties include the ability of the company: to develop a product and obtain regulatory approval for its use, to obtain necessary financing to support its development programs, to obtain supplies of drug product and to maintain and defend intellectual property protection for its proprietary products, and avoid infringing intellectual property rights of third parties. These and other risks are described and qualified in their entirety by cautionary language and risk factors set forth in the company's filings from time to time with the Securities and Exchange Commission.

        Contact: Brooks Boveroux, Chief Financial Officer, Photogen Technologies, Inc. (215) 862-6860.

        Contact: Matthew Orsagh, Noonan/Russo Communications (212) 696-4455 ext. 357.

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  Exhibit 99—Press Release